Rowan Reports Fourth Quarter and Full-Year 2012 Results

HOUSTON, Feb. 28, 2013 /PRNewswire/ -- For the three months ended December 31, 2012, Rowan Companies plc ("Rowan" or the "Company") (NYSE: RDC) generated net income from continuing operations of $70.5 million or $0.57 per share, compared to $33.1 million or $0.27 per share in the fourth quarter of 2011.

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Net income from continuing operations during the fourth quarter of 2012 included $9.6 million of non-recurring or unusual items, or $0.06 per share after tax, including costs associated with the remaining repairs to the EXL I due to a tanker collision, settlement costs related to the Company's frozen manufacturing pension plan, a noncash asset impairment charge and certain corporate restructuring costs, net of gains on asset disposals and proceeds from a legal settlement. Excluding such items, net income from continuing operations was $78.6 million or $0.63 per share during the fourth quarter of 2012.

The fourth quarter results also reflect a significant tax benefit primarily related to a change in tax method for the treatment of certain items and the mix of foreign and domestic earnings. As a result, tax expense for continuing operations was reduced by approximately $23.7 million or $0.19 per share in the fourth quarter.

Net income totaled $54.1 million or $0.44 per share in the fourth quarter of 2012, compared to $45.1 million or $0.36 per share in the fourth quarter of 2011. The fourth quarter of 2012 included a loss from discontinued operations of $16.4 million, or $0.13 per share primarily due to a noncash asset impairment charge and tax-related items. The prior-year quarter included income from discontinued operations of $12.0 million or $0.09 per share.

Rowan's revenues were $354.2 million in the fourth quarter of 2012, up 29% over the prior-year quarter due primarily to incremental activity from fleet additions and higher utilization for existing rigs between periods.

For the year ended December 31, 2012, the Company generated net income from operations of $203.3 million or $1.64 per share on revenues of $1.4 billion, compared to net income from continuing operations of $135.7 million or $1.07 per share on revenues of $939.2 million in 2011.

Matt Ralls, President and Chief Executive Officer, commented, "In the past year we made substantial progress on our strategy of focusing on offshore drilling as a global operator of high specification rigs. Total revenues from drilling in 2012 increased by 48% as we realized a full year contribution of seven new high spec jack ups delivered in 2011 as well as revenues from the delivery of our final newbuild jack up in February of this year.

During the year we built key deepwater support functions as we prepared for delivery of our four state of the art drillships over the next two years. We entered into an attractive three year contract for the first of those drillships, which contributed to a contract backlog at year end of $3.5 billion. That backlog is near an all-time high for Rowan, and we expect it to grow substantially in 2013 as we contract our remaining three drillships."

Rowan will conduct its earnings conference call on Thursday, February 28, 2013, at 10:00 a.m. Central Time. Interested parties are invited to listen to the call by telephone or over the Internet. Individuals who wish to participate on the conference call by telephone can dial (877) 869-3847, or internationally (201) 689-8261. You should dial-in approximately five to 10 minutes prior to the scheduled start time. Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowancompanies.com. You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary software.

Rowan Companies plc is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs. The Company's fleet of 31 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Southeast Asia and the Gulf of Mexico. Rowan will enter the ultra-deepwater market with four high-specification drillships expected to be delivered starting in late 2013. The Company's Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC". For more information on the Company, please visit www.rowancompanies.com.

Statements herein that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected business, financial performance and prospects of the Company. These forward-looking statements are based on our current expectations and are subject to certain risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, variations in energy demand, changes in day rates, cancellation by our customers of drilling contracts or letter agreements or letters of intent for drilling contracts or the exercise of early termination provisions, risks associated with fixed cost drilling operations, cost overruns or delays on shipyard repair or transportation of rigs, maintenance and repair costs, costs or delays for conversion or upgrade projects, operating hazards and equipment failure, risks of collision and damage, casualty losses and limitations on insurance coverage, customer credit and risk of customer bankruptcy, conditions in the general economy and energy industry, weather conditions and severe weather in the Company's operating areas, increasing complexity and costs of compliance with environmental and other laws and regulations, changes in tax laws and interpretations by taxing authorities, civil unrest and instability, terrorism and hostilities in our areas of operations that may result in loss or seizure of assets, the outcome of disputes and legal proceedings, effects of the change in our corporate structure, and other risks disclosed in the Company's filings with the U.S. Securities and Exchange Commission. Each forward-looking statement speaks only as of the date hereof, and the Company expressly disclaims any obligation to update or revise any forward-looking statements, except as required by law.

ROWAN COMPANIES plc
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	DECEMBER 31,	DECEMBER 31,
	2012	2011

ASSETS

Cash and cash equivalents	$ 1,024.0	$ 438.9
Accounts receivable	423.8	283.6
Other current assets	81.8	71.6
Assets of discontinued operations	23.0	27.6
Total current assets	1,552.6	821.7
Property, plant and equipment - net	6,071.7	5,678.7
Other assets	75.2	97.4
TOTAL	$ 7,699.5	$ 6,597.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$ -	$ 45.0
Accounts payable	83.0	111.1
Other current liabilities	189.8	167.3
Liabilities of discontinued operations	21.3	25.0
Total current liabilities	294.1	348.4
Long-term debt	2,009.6	1,089.3
Other liabilities	864.1	834.1
Stockholders' equity	4,531.7	4,326.0
TOTAL	$ 7,699.5	$ 6,597.8

ROWAN COMPANIES plc
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS		TWELVE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	2012	2011	2012	2011

REVENUES	$ 354.2	$ 275.1	$ 1,392.6	$ 939.2

COSTS AND EXPENSES:
Operations	193.8	162.5	752.2	508.1
Depreciation and amortization	64.5	54.6	247.9	183.9
Selling, general and administrative	25.8	23.1	99.7	88.3
(Gain)/loss on disposals of property and equipment	0.2	(0.2)	(2.5)	(1.6)
Material charges and other expenses	9.4	4.9	40.3	11.0
Total	293.7	244.9	1,137.6	789.7
INCOME FROM OPERATIONS	60.5	30.2	255.0	149.5
Net interest and other income	(12.7)	(1.7)	(71.5)	(19.5)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	47.8	28.5	183.5	130.0
Provision (credit) for income taxes	(22.7)	(4.6)	(19.8)	(5.7)
NET INCOME FROM CONTINUING OPERATIONS	70.5	33.1	203.3	135.7
Discontinued operations, net of tax	(16.4)	12.0	(22.7)	601.1
NET INCOME	$ 54.1	$ 45.1	$ 180.6	$ 736.8

PER SHARE AMOUNTS:
Income from continuing operations	$ 0.57	$ 0.27	$ 1.64	$ 1.07
Discontinued operations, net of tax	$ (0.13)	$ 0.09	$ (0.18)	$ 4.76
Net income	$ 0.44	$ 0.36	$ 1.46	$ 5.83

AVERAGE DILUTED SHARES	124.1	124.9	123.9	126.4

ROWAN COMPANIES plc
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	TWELVE MONTHS
	ENDED DECEMBER 31
	2012	2011
CASH PROVIDED BY (USED IN):
Operations:
Net income	$ 180.6	$ 736.8
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	247.9	204.9
Deferred income taxes	(4.6)	(21.5)
Gain on disposals of assets	(2.5)	(887.6)
Other - net	31.1	(6.1)
Net changes in current assets and liabilities	(74.0)	38.5
Net changes in other noncurrent assets and liabilities	15.2	29.7
Net cash provided by operations	393.7	94.7

Investing activities:
Property, plant and equipment additions	(685.3)	(1,517.7)
Proceeds from disposals of property, plant and equipment	10.5	5.7
Proceeds from sale of manufacturing operations - net	-	1,555.5
Change in Restricted cash	-	15.3
Net cash provided by (used in) investing activities	(674.8)	58.8

Financing activities:
Proceeds from borrowings	1,102.9	-
Repayments of borrowings	(238.5)	(52.2)
Proceeds from equity compensation plans and other	1.8	25.1
Payments to acquire treasury stock		(125.0)
Net cash provided by (used in) financing activities	866.2	(152.1)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	585.1	1.4
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	438.9	437.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 1,024.0	$ 438.9

ROWAN COMPANIES plc
SUPPLEMENTAL OPERATING INFORMATION
Unaudited

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 31,	September 30,	December 31,	DECEMBER 31,
	2012	2012	2011	2012	2011

RIG DAYS:
Operating	2,242	2,130	1,810	8,677	6,531
Shipyard / transit / inspections	296	401	444	1,310	2,199
Stacked and other downtime	314	321	415	1,314	1,172

Total available	2,852	2,852	2,669	11,301	9,902

Utilization	79%	75%	68%	77%	66%

AVERAGE DAY RATES (in thousands):
North Sea	$ 234.9	$ 250.2	$ 218.6	$ 237.0	$ 209.3
Middle East	129.6	129.3	137.6	133.0	128.7
Gulf of Mexico	127.5	120.4	114.2	121.0	116.9
All rigs	153.5	161.5	149.9	156.3	142.1

OPERATIONS COSTS AND EXPENSES (in millions):
Personnel (a)	$ 111.4	$ 112.8	$ 98.5	$ 443.0	$ 296.2
Repairs and maintenance	38.0	34.5	30.8	143.4	106.3
Insurance	8.0	8.6	7.5	32.7	30.3
Rig moves	7.2	6.3	8.6	30.3	21.9
Rebillables	9.9	9.8	4.1	35.8	10.8
All other	19.3	16.2	13.0	67.0	42.6

Total	$ 193.8	$ 188.2	$ 162.5	$ 752.2	$ 508.1

	(a) Includes labor, fringes, training, travel and catering costs.

CONTACT: Suzanne M. Spera, Director of Investor Relations, (713) 960-7517, sspera@rowancompanies.com